[CENDANT LOGO]




               CENDANT REPORTS RECORD FIRST QUARTER 2000 RESULTS


            First Quarter Adjusted EPS from Continuing Operations,
  Excluding Move.com Group, Increases 24% to $0.26 in 2000 vs. $0.21 in 1999

                       Comparable Basis EBITDA Rises 10%

            First Quarter Reported EPS from Continuing Operations, Including Unusual Items, is $0.17 in 2000 vs. $0.20 in 1999

         First Quarter Reported EPS is $0.09 in 2000 vs. $0.43 in 1999



NEW YORK, NY, APRIL 18, 2000 -- Cendant Corporation (NYSE: CD) today reported record first quarter 2000 results. Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman stated, "In the first quarter of 2000 we continued to deliver consistent organic growth and we remain comfortable with the current Wall Street estimates for the year. Additionally, I am pleased to report that our convergence strategy to apply our off-line assets to the online world is moving forward. For example, in January we launched move.com, our real estate services portal and in March, our stockholders approved the creation of a new class of common stock to track the performance of Move.com Group."


First quarter results and other recent activities include:


 o Adjusted earnings per share, excluding Move.com Group, were up 24% to $0.26 versus $0.21. (Adjusted basis is defined on page 2.)


 o Comparable basis EBITDA increased 10% to $439 million. Comparable basis revenues increased 6%. Comparable basis excludes the impact of unusual items, disposed businesses and Move.com Group.


 o As of March 31, 2000, the Company had approximately $1.5 billion of debt, net of cash. The net debt to total capital ratio was 27% and annualized return on equity was 30% (measured on adjusted net income).


 o During the quarter the Company purchased approximately 10 million shares of its common stock under a program initiated in October 1998. Since the inception of the program, in the aggregate, the Company has reduced shares outstanding by 20%. The Company has $600 million remaining under the currently authorized $1 billion share repurchase program.


 o The Company recorded restructuring and other unusual charges totaling $70 million after tax in the first quarter, of which 41% is non-cash, aimed at increasing efficiencies and productivity and reducing cost structures in the underlying businesses. The charge includes the cost of eliminating approximately 950 positions and is expected to increase pre-tax income by about $25 to $30 million annually, commencing in 2001.

FIRST QUARTER DIVISION RESULTS

The underlying discussion of each division's operating results focuses on Adjusted EBITDA. EBITDA is defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest. Adjusted results exclude restructuring charges, gains and losses on disposition of businesses and other items which are of a non-recurring or unusual nature and are not measured in assessing segment performance or are not segment specific. (See Table 4 for Revenues and Adjusted EBITDA by Segment and Table 5 for Segment Revenue Driver Analysis.)

THREE MONTHS ENDED MARCH 31,
(Dollars in millions)

                                                                                           ADJUSTED EBITDA
                                    REVENUES                    ADJUSTED EBITDA                 MARGIN
                          ----------------------------   ------------------------------   ------------------
                                                 %                                %
                           2000     1999      CHANGE       2000      1999      CHANGE       2000       1999
                          ------   ------   ----------   --------   ------   ----------   --------   -------
Travel                     $272     $272        --        $ 126      $145       (13%)        46%       53%
Real Estate Franchise       121       97        25%          84        71        18%         69%       73%
Relocation                   91       91        --           18        18        --          20%       20%
Mortgage                     77       93       (17%)         12        44       (73%)        16%       47%
Move.com Group               11        3       267%         (26)       --         *           *         *
Individual Membership       204      241       (15%)         52        12       333%         25%        5%
Insurance/ Wholesale        145      140         4%          48        38        26%         33%       27%
Diversified Services        207      278       (26%)         98        65        51%         47%       23%

----------
* Not meaningful.


TRAVEL DIVISION

Travel revenues remained flat while Adjusted EBITDA decreased 13% in first quarter 2000 compared to first quarter 1999. Franchise fees rose as a result of room growth in Lodging. Timeshare subscription and exchange revenues also increased, primarily as a result of increased memberships, partially offset by a reduction in subscription revenues resulting from the adoption of SAB 101 (see page 5). Additionally, first quarter 1999 included a gain from the sale of a portion of the Company's equity investment in Avis Group Holdings, Inc. of $7 million. Contributing to the Adjusted EBITDA reduction in first quarter 2000 was an additional $4 million of corporate overhead allocations and $3 million related to the timing of cost allocations to the franchisee funds as a result of the refinement of allocation methods. Another contributing factor was the recognition of $3 million of additional obligations relating to a prior acquisition. Excluding the previously mentioned non-recurring items, revenues increased 3% and Adjusted EBITDA was flat in first quarter 2000 over first quarter 1999.

REAL ESTATE DIVISION

A 17% increase in royalty fees in real estate franchise was the primary driver for a 25% increase in revenues and an 18% increase in Adjusted EBITDA. The increase in royalty fees is primarily a result of unit growth and an 11% increase in the average price of homes sold by franchisees. Beginning in second quarter 1999, the national advertising funds for Coldwell Banker and ERA were consolidated into the segment's financial results. Contributions by franchisees to the Marketing and Advertising Fund increased revenues by $7 million and increased expenses by a like amount with no corresponding impact on Adjusted EBITDA. Including advertising fund contributions and offsetting expenses in both periods, the Adjusted EBITDA margin increased to 69% in the first quarter of 2000 versus 68% in the prior year period.

Relocation revenues, Adjusted EBITDA and Adjusted EBITDA margin were unchanged. Increased ancillary services, referral fees and international services were offset by reduced corporate and government home sale revenue reflecting a continuing trend from asset-based to service-based fees.

Mortgage revenues decreased 17% due to a reduction in origination revenues. While origination volume for home purchases was essentially unchanged, refinancing origination volume declined $2.8 billion, or

89%, compared with record level volumes in the prior year period associated with unprecedented refinancing activity at that time. Servicing fee revenues rose 8% year over year as the average portfolio grew $7 billion, or 14%, to $52 billion. Adjusted EBITDA decreased 73%. Adjusted EBITDA margin decreased from 47% in 1999 to 16% in 2000, as the decline in revenues amplified the impact of fixed expenses and technology, infrastructure and teleservices costs incurred to support future growth. Mortgage closings from our Log In -- Move In Internet business amounted to $160 million in first quarter of 2000 up from $28 million in 1999. While as anticipated Adjusted EBITDA in the mortgage segment for the first quarter was below the prior year period, the Company continues to expect that market conditions will improve in the back half of the year and produce more positive comparisons as the year progresses. The Company currently expects full year 2000 Adjusted EBITDA in its mortgage segment to be slightly lower than 1999.

Move.com Group recorded revenues of $11 million as compared with $3 million in the prior year period. Adjusted EBITDA decreased $26 million to a loss of $26 million in 2000. These results reflect increased investment in marketing and development of the new real estate services Internet portal, which was launched in January. The Company expects Move.com Group will continue to report losses in the foreseeable future resulting from continuing investment in the growth of the business.

DIRECT MARKETING DIVISION

Individual Membership revenues decreased 15%. On a comparable basis, excluding divested businesses, revenues increased 7%. This is due to an increase in the average price of a membership and the favorable mix of products and marketing partners. Adjusted EBITDA increased from $12 million to $52 million due to reduced solicitation spending as the Company further refined the targeted audiences for its direct marketing efforts and achieved greater efficiencies in reaching potential new members, as well as the absence of losses generated by disposed businesses.

Insurance/Wholesale revenues rose 4% primarily as a result of international expansion. Adjusted EBITDA increased 26% due to improved profitability in international markets and a marketing expense decrease. The Adjusted EBITDA margin increased to 33% in 2000 from 27% in 1999.

DIVERSIFIED SERVICES DIVISION

Revenues decreased 26% primarily as a result of the 1999 dispositions of certain businesses, including Global Refund Group, Entertainment Publications, Inc., and Green Flag Group. Adjusted EBITDA increased 51%. Excluding the impact of disposed businesses on first quarter 1999 operating results, revenues and Adjusted EBITDA increased 18% and 43%, respectively, in first quarter 2000. These increases resulted from a 33% increase in tax return volume and a 9% increase in the average fee per return received by Jackson Hewitt franchisees, $10 million of incremental income recognized from financial investments and a 32% increase in the operating results of the Company's National Car Parks subsidiary.


CENDANT INTERNET GROUP

During the first quarter the Company formed Cendant Internet Group ("CIG"). CIG was actively involved in supporting move.com including raising $85 million from investors led by Liberty Digital. Additionally, CIG has led a company-wide e-strategy effort. As part of this endeavor, each unit of Cendant was reviewed so that its Internet business strategies and opportunities could be inventoried. Certain of these new business ideas are going through detailed business planning and a strategy for how these initiatives will be implemented as well as how the other Web business opportunities across the Company are pursued in the near and intermediate term is being developed. CIG will identify business and content partners for each initiative, as well as vendors. Lastly, CIG pursued a strategic investment initiative, which has resulted in investments in several Internet companies with which Cendant is developing or implementing business relationships.


LIBERTY MEDIA

During the quarter, the previously announced transactions with Liberty Media Corporation and its chairman, Dr. John C. Malone, closed, and Dr. Malone joined the Company's Board of Directors.

Additionally, Liberty Digital, Inc. purchased approximately 1.6 million shares, or 6%, of move.com in a private placement. Liberty Digital and Cendant agreed to use good faith efforts to enter into mutually acceptable agreements relating to the development of real estate-related programming for Liberty Digital's interactive television initiatives based on Move.com Group's Web content. Other previously disclosed initiatives with Liberty Media continue in the planning and feasibility stage.

OTHER ITEMS

The following items are also reflected in the first quarter results:

First quarter 2000

o A credit of $41 million ($26 million or $0.03 per share after tax) to reflect an adjustment to the amount of the settlement charge recorded in the fourth quarter of 1998 for the PRIDES class action litigation due to disallowed claims.

o Restructuring and other unusual charges totaling $106 million ($70 million or $0.09 per share after tax). The charges consist of $39 million related to personnel, $9 million related to facilities, $30 million related primarily to the abandonment of certain capitalized software development activities, $21 million related to a contribution to an independent technology trust to facilitate Internet initiatives for the benefit of lodging franchisees and $7 million of other. Approximately $60 million is classified as restructuring which is aimed at increasing efficiencies and productivity and reducing cost structures in the underlying businesses.

o An extraordinary loss of $4 million ($2 million after tax) for the early extinguishment of debt associated with the Company's $400 million 7.5% senior notes, which were redeemed in January 2000.

o As previously disclosed, effective January 1, 2000, the Company implemented the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 ("SAB 101"), which modified the timing of revenue recognition. Accordingly, in first quarter 2000, the Company recorded a non-cash charge to account for the cumulative effect of an accounting change of $89 million ($56 million or $0.07 per share after tax). SAB 101 impacted the timing of revenue recognition related to preferred alliance access fee revenues and subscriptions within the Company's timeshare exchange business.

o Charges totaling $13 million ($8 million or $0.01 per share after tax) for losses related to the disposition of businesses.

First quarter 1999

o A $193 million after tax gain on the sale of Cendant Software Corporation, a discontinued operation.

Reported net income, including unusual and other items, was $69 million ($0.09 per share) in the first quarter of 2000 compared with $362 million ($0.43 per share) in 1999. (See Table 3 for Consolidated Condensed Statements of Income).

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including the outcome of litigation. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K for the year ended December 31, 1999, including completion of the settlement of the class action litigation.

Cendant Corporation is a global provider of real estate, travel and direct marketing related consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchiser, Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. The Company's real estate-related operations also include Move.com Group, Cendant's relocation, real estate and home-related services portal on the Internet. As a provider of outsourcing solutions, Cendant is a major provider of mortgage services to consumers, the global leader in employee relocation, and the world's largest vacation exchange service. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. In addition, Cendant Internet Group is aggressively pursuing a convergence strategy for the Company's off-line and online businesses. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 28,000 employees and operates in over 100 countries.


More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).


Media Contact:                                            Investor Contacts:
Elliot Bloom                                              Denise Gillen
212-413-1832                                              212-413-1833


                                                          Sam Levenson
                                                          212-413-1834


                                      *****
                                  Tables Follow

                                                                        TABLE 1


                     CENDANT CORPORATION AND SUBSIDIARIES
                        FINANCIAL RESULTS OF OPERATIONS
                                 (IN MILLIONS)




                                          THREE MONTHS ENDED MARCH 31, 2000
                                          ---------------------------------
                   AS                           AS           DISPOSED        MOVE.COM      COMPARABLE
                REPORTED     ADJUSTMENTS     ADJUSTED     BUSINESSES (B)     GROUP (C)     BASIS (D)
               ----------   -------------   ----------   ----------------   -----------   -----------
Revenues         $1,128         $ -            $1,128          $ 1              $ 11          $1,116
EBITDA (A)          331          81 (E)           412           (1)              (26)            439


                                         THREE MONTHS ENDED MARCH 31, 1999
                                         ---------------------------------
                   AS                           AS           DISPOSED        MOVE.COM     COMPARABLE
                REPORTED     ADJUSTMENTS     ADJUSTED     BUSINESSES (B)     GROUP (C)     BASIS (D)
               ----------   -------------   ----------   ----------------   -----------   -----------
Revenues         $1,317         $-            $1,317           $260              $3          $1,054
EBITDA (A)          425          8 (F)           433             32               -             401

---------
(A) Defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest.

(B)  Reflects the operating results of businesses which were disposed.

(C) The Move.com Group represents a group of businesses which provide a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com, and the move.com network.

(D) Comparable Basis reflects the As Adjusted results of operations less the results of operations of the Disposed Businesses and the Move.com Group.

(E) Includes charges of (i) $106 million in connection with restructuring initiatives focused principally on consolidating and rationalizing existing processes, improving the overall level of organizational efficiency and other restructuring-related efforts, (ii) $13 million for losses related to the dispositions of businesses and (iii) $3 million for investigation-related costs. Such charges were partially offset by a non-cash credit of $41 million in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights.

(F) Includes charges of $7 million in connection with the termination of a proposed acquisition and $2 million for investigation-related costs. Such charges were partially offset by a $1 million credit for the net gain on the sale of Essex Corporation, a Company subsidiary.

                                                                        TABLE 2


                      CENDANT CORPORATION AND SUBSIDIARIES
                        FINANCIAL RESULTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                        THREE MONTHS ENDED MARCH 31, 2000
                                                                        ---------------------------------
                                                     CENDANT GROUP (A)        MOVE.COM GROUP (B)               CENDANT
                                                  -----------------------   -----------------------   -------------------------
                                                      AS           AS           AS           AS           AS            AS
                                                   REPORTED     ADJUSTED     REPORTED     ADJUSTED     REPORTED      ADJUSTED
                                                  ----------   ----------   ----------   ----------   ----------   ------------
Revenues                                            $1,117       $1,117       $  11        $  11        $1,128       $1,128
Expenses                                               857          790          38           37           895          827(D)
Loss on dispositions of businesses                     (13)          --          --           --           (13)          --(E)
                                                    ------       ------       -----        -----        ------       ------
Income (loss) before income taxes and minority
 interest                                              247          327         (27)         (26)          220          301
EBITDA (C)                                             358          438         (27)         (26)          331          412
Income (loss) from continuing operations               143          196         (16)         (15)          127          181
Net income (loss)                                       85          196         (16)         (15)           69          181(F)

Income per share:
 Basic
  Income from continuing operations                                                                     $ 0.18       $ 0.25
  Net income                                                                                              0.10         0.25
 Diluted
  Income from continuing operations                                                                       0.17         0.24
  Net income                                                                                              0.09         0.24
Weighted average shares
 Basic                                                                                                     717          717
 Diluted                                                                                                   769          769


                                                                     THREE MONTHS ENDED MARCH 31, 1999
                                                                     ---------------------------------
                                                       CENDANT GROUP            MOVE.COM GROUP (B)            CENDANT
                                                   -----------------------   ------------------------ -------------------------
                                                       AS           AS           AS           AS           AS            AS
                                                    REPORTED     ADJUSTED     REPORTED     ADJUSTED     REPORTED      ADJUSTED
                                                   ----------   ----------   ----------   ----------   ----------   -----------
Revenues                                             $1,314       $1,314        $ 3          $ 3        $ 1,317      $  1,317
Expenses                                              1,029        1,021          4            4          1,033         1,025(G)
                                                     ------       ------        ---          ---        -------      --------
Income (loss) before income taxes and minority
 interest                                               285          293         (1)          (1)           284           292
EBITDA (C)                                              425          433         --           --            425           433
Income from continuing operations                       169          174         --           --            169           174
Net income                                              362          174         --           --            362           174(H)

Income per share:
 Basic
  Income from continuing operations                                                                     $  0.21      $   0.22
  Net income                                                                                               0.45          0.22
 Diluted
  Income from continuing operations                                                                        0.20          0.21
  Net income                                                                                               0.43          0.21
Weighted average shares
 Basic                                                                                                      800           800
 Diluted                                                                                                    854           854

---------
(A) The Cendant Group represents all of the businesses operated by Cendant other than the businesses which comprise the Move.com Group.

(B) The Move.com Group represents a group of businesses which provide a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com, and the move.com network.

(C) Defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest.

(D) Excludes charges of $106 million ($70 million, after tax or $.09 per diluted share) in connection with restructuring initiatives focused principally on consolidating and rationalizing existing processes, improving the overall level of organizational efficiency, and other restructuring-related efforts and $3 million ($2 million, after tax) for investigation-related costs. Such charges were partially offset by a non-cash credit of $41 million ($26 million, after tax or $.03 per diluted share) in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights.

(E) Excludes losses of $13 million ($8 million, after tax or $.01 per diluted share) related to the dispositions of businesses.

(F) In addition to the items excluded in Notes (D) and (E), amount further excludes an extraordinary loss of $4 million ($2 million, after tax) resulting from the early extinguishment of debt and a non-cash charge of $89 million ($56 million, after tax or $.07 per diluted share) to account for the cumulative effect of an accounting change adopted on January 1, 2000 with respect to certain revenue recognition policies.


(G) Excludes charges of $7 million ($4 million, after tax or $.01 per diluted share) in connection with the termination of a proposed acquisition and $2 million ($1 million, after tax) of investigation-related costs. Such charges were partially offset by a $1 million credit for the net gain on the sale of Essex Corporation, a Company subsidiary.

(H) In addition to the items excluded in Note (G), amount further excludes an after tax gain of $193 million on the sale of discontinued operations.

                                                                        TABLE 3


                     CENDANT CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                     (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                                    THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                ---------------------------
                                                                                    2000           1999
                                                                                ------------   ------------
REVENUES
 Membership and service fees, net                                                 $1,065         $1,253
 Fleet leasing (net of depreciation and interest costs of $0 and $326)                --             18
 Other                                                                                63             46
                                                                                  ------         ------
Net revenues                                                                       1,128          1,317
                                                                                  ------         ------
EXPENSES
 Operating                                                                           368            457
 Marketing and reservation                                                           215            262
 General and administrative                                                          133            165
 Depreciation and amortization                                                        85             93
 Other charges (credits):
   Restructuring costs and other unusual charges (credits)                           106             (1)
   Litigation settlement and related costs (credits)                                 (41)            --
   Investigation-related costs                                                         3              2
   Termination of proposed acquisition                                                --              7
 Interest, net                                                                        26             48
                                                                                  ------         ------
Total expenses                                                                       895          1,033
                                                                                  ------         ------
Loss on dispositions of businesses                                                   (13)            --
                                                                                  ------         ------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                                     220            284
Provision for income taxes                                                            77            100
Minority interest, net of tax                                                         16             15
                                                                                  ------         ------
INCOME FROM CONTINUING OPERATIONS                                                    127            169
Gain on sale of discontinued operations, net of tax                                   --            193
                                                                                  ------         ------
INCOME BEFORE EXTRAORDINARY LOSS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE          127            362
Extraordinary loss, net of tax                                                        (2)            --
                                                                                  ------         ------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                 125            362
Cumulative effect of accounting change, net of tax                                   (56)            --
                                                                                  ------         ------
NET INCOME                                                                        $   69         $  362
                                                                                  ======         ======
INCOME (LOSS) PER SHARE
 BASIC
   Income from continuing operations                                              $ 0.18         $ 0.21
   Gain on sale of discontinued operations                                            --           0.24
   Extraordinary loss                                                                 --             --
   Cumulative effect of accounting change                                          (0.08)            --
                                                                                  ------         ------
   NET INCOME                                                                     $ 0.10         $ 0.45
                                                                                  ======         ======
 DILUTED
   Income from continuing operations                                              $ 0.17         $ 0.20
   Gain on sale of discontinued operations                                            --           0.23
   Extraordinary loss                                                                 --             --
   Cumulative effect of accounting change                                          (0.08)            --
                                                                                  ------         ------
   NET INCOME                                                                     $ 0.09         $ 0.43
                                                                                  ======         ======
 WEIGHTED AVERAGE SHARES
   Basic                                                                             717            800
   Diluted                                                                           769            854

                                                                        TABLE 4


                     CENDANT CORPORATION AND SUBSIDIARIES
                    REVENUES AND ADJUSTED EBITDA BY SEGMENT
                             (DOLLARS IN MILLIONS)




                                                    THREE MONTHS ENDED MARCH 31,
                                                    ----------------------------
                                       REVENUES                            ADJUSTED EBITDA (A)
                          ----------------------------------   -------------------------------------------
                           2000 (B)      1999      % CHANGE       2000 (B,C)         1999        % CHANGE
                          ----------   --------   ----------   ---------------   -----------   -----------
Travel                      $  272      $  272         --           $126(D)         $145           (13)%
Real Estate Franchise          121          97         25 %           84              71            18 %
Relocation                      91          91         --             18              18            --
Mortgage                        77          93        (17)%           12              44           (73)%
Individual Membership          204         241        (15)%           52              12           333 %
Insurance/Wholesale            145         140          4 %           48              38            26 %
Move.com Group                  11           3        267 %          (26)             --            *
Diversified Services           207         278        (26)%           98 (E)          65(F)         51 %
Fleet                           --         102         *              --              40            *
                            ------      ------                    --------         -------
Total                       $1,128      $1,317                      $412            $433
                            ======      ======                    ========         =======

----------
*    Not meaningful.

(A) Defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest, adjusted to exclude gains and losses on the dispositions of businesses and certain charges or credits which are of a non-recurring or unusual nature.

(B) As of January 1, 2000, the Company refined its corporate overhead allocation method. See Table 6 for the pro forma impact of such refinement.

(C) Excludes a charge of $106 million in connection with restructuring initiatives focused principally on consolidating and rationalizing existing processes, improving the overall level of organizational efficiency and other restructuring-related efforts ($60 million, $1 million, $1 million, $23 million, $9 million, $1 million and $11 million of charges were recorded within the Travel, Relocation, Mortgage, Individual Membership, Insurance/Wholesale, Move.com and Diversified Services segments, respectively).

(D)  Excludes $4 million of losses related to the dispositions of businesses.

(E) Excludes charges of $9 million for losses related to the dispositions of businesses and $3 million for investigation-related costs. Such charges were partially offset by a non-cash credit of $41 million in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights.

(F) Excludes charges of $7 million in connection with the termination of a proposed acquisition and $2 million for investigation-related costs. Such charges were partially offset by a $1 million credit for the net gain on the sale of Essex Corporation, a Company subsidiary.

                                                                        TABLE 5


                      CENDANT CORPORATION AND SUBSIDIARIES

                        SEGMENT REVENUE DRIVER ANALYSIS
           (REVENUE DOLLARS AND MORTGAGE SEGMENT VOLUME IN MILLIONS)




                                                    THREE MONTHS ENDED MARCH 31,
                                             -------------------------------------------
                                                                                   %
                                                  2000             1999          CHANGE
                                             --------------   --------------   ---------
TRAVEL SEGMENT
 Domestic Rooms (A)
   Month End Actual Rooms                         510,388          492,427          4%
   Weighted Average Rooms Available               501,160          482,439          4%
 Franchise Fee per Weighted Average Room      $    178.59      $    182.78         (2%)
                                              -----------      -----------
 Total Franchise Fees                                  90               88          2%

 Car Rental Days                               13,857,201       13,872,196         --
 Franchise Fee per Rental Day                 $      2.89      $      2.82          2%
                                              -----------      -----------
 Total Franchise Fees                                  40               39          3%

    Sub-Total Franchise Fees                  $       130      $       127          2%

 Number of Timeshare Exchanges (B)                468,692          465,684          1%
 Annualized Number of Exchanges                 1,874,768        1,862,736          1%
 Average Subscriptions                          2,336,574        2,298,726          2%
                                              -----------      -----------
 Total Exchanges and Subscriptions              4,211,342        4,161,462          1%
 Average Fee                                  $     23.01      $     23.00         --
                                              -----------      -----------
 Total Exchange/Subscription Fees (C)                  97               96          1%

 Other Revenue                                $        45      $        49         (8%)
                                              -----------      -----------
 TOTAL TRAVEL REVENUE                         $       272      $       272         --
                                              ===========      ===========
REAL ESTATE FRANCHISE SEGMENT
 Closed Sides - Domestic                          372,403          368,333          1%
 Average Price                                $   162,908      $   146,517         11%
 Adjusted Royalty Rate                               0.16%            0.15%         7%
                                              -----------      -----------
 Total Royalties                                       97               83         17%
 Other                                                 24               14         71%
                                              -----------      -----------
 Total Revenue                                $       121      $        97         25%
                                              ===========      ===========
MORTGAGE SEGMENT
 Production Loan Closings (D)                 $     3,847      $     6,779        (43%)
 Average Servicing Loan Portfolio             $    51,955      $    45,405         14%

----------
(A) Adjusted retrospectively to reflect improved room count information not previously available as a result of the "Power Up" technology initiative within the lodging business unit.

(B) Adjusted retrospectively to reflect additional categories of confirmation modifications.

(C) First Quarter 2000 includes $2 million reduction as a result of the implementation SAB 101 and its impact on the timing of subscription revenue recognition.

(D) The $2.9 billion decrease in production loan closings is comprised of a $2.8 billion reduction in mortgage refinancing volume and a $0.1 billion decrease in closings for home purchases.

                                                                        TABLE 6


                     CENDANT CORPORATION AND SUBSIDIARIES
                      1999 ADJUSTED EBITDA BY SEGMENT (A)
                             (DOLLARS IN MILLIONS)




                                            AS REPORTED                                       PRO FORMA (B)
                        --------------------------------------------------- --------------------------------------------------
                         1st Qtr   2nd Qtr   3rd Qtr   4th Qtr   Full Year   1st Qtr   2nd Qtr   3rd Qtr   4th Qtr   Full Year
                        --------- --------- --------- --------- ----------- --------- --------- --------- --------- ----------
Travel                     $145    $146      $163      $132       $  586       $141    $144      $160      $129       $  574
Real Estate Franchise        71     114       125       114          424         69     113       121       111          414
Relocation                   18      34        42        28          122         18      35        43        29          125
Mortgage                     44      50        59        29          182         44      50        60        29          183
Individual Membership        12      17        48        50          127         12      18        50        50          130
Insurance/Wholesale          38      50        48        44          180         39      51        50        45          185
Move.com Group               --      (6)       (8)       (8)         (22)        --      (6)       (8)       (8)         (22)
Diversified Services         65      12        50       112          239         70      12        51       116          249
Fleet                        40      41        --        --           81         40      41        --        --           81
                           ----     ----      ----      ----      ------       ----     ----      ----      ----      ------
Total                      $433     $458      $527      $501      $1,919       $433     $458      $527      $501      $1,919
                           ====     ====      ====      ====      ======       ====     ====      ====      ====      ======

---------
(A) As of January 1, 2000, the Company refined its corporate overhead allocation method. As a result, expenses determined to be primarily associated with a specific business segment are recorded by that business segment versus allocating those expenses among the segments based on a percentage of revenue. The Company determined the refinement in corporate allocation methods to be appropriate prospective to the completion of the Company's divestiture plan and based on the composition of the business units comprising the Company in 2000.

(B) Pro Forma 1999 Adjusted EBITDA is presented as if the refined method of allocating corporate overhead in 2000 was applicable to 1999.

                                                                        TABLE 7


                     CENDANT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN BILLIONS)




                                                                      MARCH 31,   DECEMBER 31,
                                                                         2000         1999
                                                                      ---------   ------------
ASSETS
Current assets
 Cash and cash equivalents                                               $ 0.9       $ 1.2
 Other current assets                                                      3.4         3.4
                                                                         -----       -----
Total current assets                                                       4.3         4.6
Property and equipment, net                                                1.3         1.3
Goodwill, net                                                              3.2         3.3
Other assets                                                               3.3         3.2
                                                                         -----       -----
Total assets exclusive of assets under programs                           12.1        12.4
Assets under management and mortgage programs                              2.9         2.7
                                                                         -----       -----
TOTAL ASSETS                                                             $15.0       $15.1
                                                                         =====       =====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Stockholder litigation settlement and related costs                     $ 2.9       $ 2.9
 Other current liabilities                                                 2.1         2.7
                                                                         -----       -----
Total current liabilities                                                  5.0         5.6
Long-term debt                                                             2.1         2.4
Other non-current liabilities                                              0.7         0.8
                                                                         -----       -----
Total liabilities exclusive of liabilities under programs                  7.8         8.8
Liabilities under management and mortgage programs                         2.7         2.6
Mandatorily redeemable preferred securities issued by subsidiaries         1.9         1.5
Commitments and contingencies                                               --          --
Total stockholders' equity                                                 2.6         2.2
                                                                         -----       -----
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $15.0       $15.1
                                                                         =====       =====

                                                                        TABLE 8


                      CENDANT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)




                                                                              THREE MONTHS ENDED MARCH 31,
                                                                              ----------------------------
                                                                                  2000            1999
                                                                              -----------      -----------
OPERATING ACTIVITIES
Net cash provided by operating activities exclusive of management and
 mortgage programs                                                              $   118          $   163
Net cash provided by (used in) operating activities of management and
 mortgage programs                                                                  (87)             773
                                                                                -------          -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            31              936
                                                                                -------          -------
INVESTING ACTIVITIES
Property and equipment additions                                                    (49)             (63)
Net assets acquired (net of cash acquired) and acquisition-related payments         (30)             (64)
Net proceeds from dispositions of businesses                                         --              800
Other, net                                                                          (25)              42
                                                                                -------          -------
Net cash provided by (used in) investing activities exclusive of management
 and mortgage programs                                                             (104)             715
                                                                                -------          -------
MANAGEMENT AND MORTGAGE PROGRAMS:
 Investment in leases and leased vehicles, net                                       --             (384)
 Repayment on advances on homes under management, net of equity
   advances                                                                          36               39
 Additions to mortgage servicing rights, net of proceeds from sale                 (104)            (126)
                                                                                -------          -------
                                                                                    (68)            (471)
                                                                                -------          -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                (172)             244
                                                                                -------          -------
FINANCING ACTIVITIES
Principal payments on borrowings                                                   (780)              (9)
Issuance of common stock                                                            499               30
Repurchases of common stock                                                        (198)          (1,142)
Proceeds from mandatorily redeemable preferred securities issued by
 subsidiary                                                                         375               --
                                                                                -------          -------
Net cash used in financing activities exclusive of management and
 mortgage programs                                                                 (104)          (1,121)
                                                                                -------          -------
MANAGEMENT AND MORTGAGE PROGRAMS:
 Proceeds from debt issuance or borrowings                                          777            1,831
 Principal payments on borrowings                                                (1,421)          (2,102)
 Net change in short-term borrowings                                                672             (299)
                                                                                -------          -------
                                                                                     28             (570)
                                                                                -------          -------
NET CASH USED IN FINANCING ACTIVITIES                                               (76)          (1,691)
                                                                                -------          -------
Effect of changes in exchange rates on cash and cash equivalents                      1               23
                                                                                -------          -------
Net decrease in cash and cash equivalents                                          (216)            (488)
Cash and cash equivalents, beginning of period                                    1,164            1,009
                                                                                -------          -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $   948          $   521
                                                                                =======          =======